Final Term Sheet
Filed pursuant to Rule 433
Dated August 10, 2009
Relating to
Prospectus Supplement dated August 10, 2009 to
Registration Statement No. 333-139328
$600,000,000 4.500% Notes due 2019

Issuer:	Praxair, Inc.

Principal Amount:	$600,000,000

CUSIP:	74005PAU8

Title of Securities:	4.500% Notes due 2019

Trade Date:	August 10, 2009

Original Issue Date (Settlement Date):	August 13, 2009

Maturity Date:	August 15, 2019

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Price and Yield:	94-21+ and 3.782%

Spread to Benchmark Treasury:	78 basis points

Yield to Maturity:	4.562%

Interest Rate:	4.500% per annum

Public Offering Price (Issue Price):	99.506% of the Principal Amount thereof

Interest Payment Dates:	Semi-annually in arrears on each
February 15 and August 15, commencing
February 15, 2010

Redemption Provision:	Make-whole call at the Adjusted
Treasury Rate plus 15 basis points

Joint Bookrunners:	Banc of America Securities LLC, Credit
Suisse Securities (USA) LLC and HSBC
Securities (USA) Inc.

Co-Managers:	Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc.,
Mitsubishi UFJ Securities (USA), Inc.,
RBS Securities Inc., Santander
Investment Securities Inc.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll free at 1-800-294-1322, (ii) Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or (iii) HSBC Securities (USA) Inc. toll free at 1-866-811-8049.
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